                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                             (Amendment No. __)(1)


                            Concur Technologies, Inc.
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)


                                    20670810
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]  Rule 13d-1(b)
           [ ]  Rule 13d-1(c)
           [X]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     13G
-------------------                                          ------------------
CUSIP No.  20670810                                          Page 2 of 22 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             MAYFIELD VIII, A CALIFORNIA LIMITED PARTNERSHIP
             94-3224910
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             CALIFORNIA
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
                              6.         Shared Voting Power
Number of
Shares                                   2,020,822
Beneficially                 ---------------------------------------------------
Owned By                      7.         Sole Dispositive Power
Each
Reporting                                -0-
Person                       ---------------------------------------------------
With                          8.         Shared Dispositive Power

                                         2,020,822
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               2,020,822
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               12.3%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               PN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No.  20670810                                          Page 3 of 22 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             MAYFIELD VIII Management, L.L.C.
             94-3224920
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             DELAWARE
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
                              6.         Shared Voting Power
Number of
Shares                                   2,127,180
Beneficially                 ---------------------------------------------------
Owned By                      7.         Sole Dispositive Power
Each
Reporting                                -0-
Person                       ---------------------------------------------------
With                          8.         Shared Dispositive Power

                                         2,127,180
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               2,127,180
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               12.9%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               OO
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No.  20670810                                          Page 4 of 22 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             MAYFIELD ASSOCIATES FUND III, A CALIFORNIA LIMITED PARTNERSHIP 94-3238207
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             CALIFORNIA
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
                              6.         Shared Voting Power
Number of
Shares                                   106,358
Beneficially                 ---------------------------------------------------
Owned By                      7.         Sole Dispositive Power
Each
Reporting                                -0-
Person                       ---------------------------------------------------
With                          8.         Shared Dispositive Power

                                         106,358
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               106,358
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               0.6%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               PN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No.  20670810                                          Page 5 of 22 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             YOGEN K. DALAL
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
                              6.         Shared Voting Power
Number of
Shares                                   2,127,180
Beneficially                 ---------------------------------------------------
Owned By                      7.         Sole Dispositive Power
Each
Reporting                                -0-
Person                       ---------------------------------------------------
With                          8.         Shared Dispositive Power

                                         2,127,180
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               2,127,180
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               12.9%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No.  20670810                                          Page 6 of 22 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             F. GIBSON MYERS, JR.
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             2,127,180
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                              8.         Shared Dispositive Power

                                         2,127,180
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               2,127,180
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               12.9%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No.  20670810                                          Page 7 of 22 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             KEVIN A. FONG
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             2,127,180
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                              8.         Shared Dispositive Power

                                         2,127,180
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               2,127,180
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               12.9%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No.  20670810                                          Page 8 of 22 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             WILLIAM D. UNGER
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
                              6.         Shared Voting Power
Number of
Shares                                   2,127,180
Beneficially                 ---------------------------------------------------
Owned By                      7.         Sole Dispositive Power
Each
Reporting                                -0-
Person                       ---------------------------------------------------
With                          8.         Shared Dispositive Power

                                         2,127,180
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               2,127,180
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               12.9%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No.  20670810                                          Page 9 of 22 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             WENDELL G. VAN AUKEN, III
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             2,127,180
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                              8.         Shared Dispositive Power

                                         2,127,180
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               2,127,180
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               12.9%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                         -------------------
CUSIP No.  20670810                                         Page 10 of 22 pages.
-------------------                                         -------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             MAICHAEL J. LEVINTHAL
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             2,127,180
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                              8.         Shared Dispositive Power

                                         2,127,180
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               2,127,180
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               12.9%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                         -------------------
CUSIP No.  20670810                                         Page 11 of 22 pages.
-------------------                                         -------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             A. GRANT HEIDRICH, III
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             2,127,180
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                              8.         Shared Dispositive Power

                                         2,127,180
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               2,127,180
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               12.9%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                         -------------------
CUSIP No.  20670810                                         Page 12 of 22 pages.
-------------------                                         -------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             RUSSELL C. HIRSCH
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             2,127,180
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                              8.         Shared Dispositive Power

                                         2,127,180
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               2,127,180
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               12.9%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                         -------------------
CUSIP No.  20670810                                         Page 13 of 22 pages.
-------------------                                         -------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             WENDE S. HUTTON
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             2,127,180
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                              8.         Shared Dispositive Power

                                         2,127,180
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               2,127,180
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               12.9%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

ITEM 1.

           (a)       NAME OF ISSUER:

                     Concur Technologies, Inc.

           (b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     6222 185th Street
                     Redmond, WA 98052

ITEM 2.

           (a)       NAME OF PERSONS FILING:

                     Mayfield VIII, a California Limited Partnership Mayfield VIII Management, L.L.C.
                     Mayfield Associates Fund III, a California
                     Limited Partnership
                     Yogen K. Dalal
                     Kevin A. Fong
                     Wendell G. Van Auken, III
                     A. Grant Heidrich, III
                     F. Gibson Myers, Jr.
                     William D. Unger
                     Michael J. Levinthal
                     Russell C. Hirsch
                     Wende S. Hutton

           (b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                     c/o Mayfield Fund
                     2800 Sand Hill Road
                     Menlo Park, CA 94025

           (c)       CITIZENSHIP:

                     Mayfield VIII and Mayfield Associates Fund III are California limited partnerships.
                     Mayfield VIII Management, L.L.C. is a Delaware limited liability corporation.
                     The individuals listed in Item 2(a) are U.S. citizens.



                              Page 14 of 22 pages.

           (d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock, par value $.001 per share.

           (e)       CUSIP NUMBER:

                     20670810

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable

ITEM 4.    OWNERSHIP

           The information regarding ownership as set forth in Items 5-9 of Pages 2-13 hereto, is hereby incorporated by reference.

           For a summary of total ownership by all Reporting Persons, see
           Exhibit 2 hereto.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION

           Not applicable.

                              Page 15 of 22 pages.

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999
                                MAYFIELD VIII
                                A California Limited Partnership

                                By:       Mayfield VIII Management, L.L.C.
                                          Its General Partner

                                By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                       George A. Pavlov, Attorney In Fact for
                                        Michael Levinthal, Member

                                MAYFIELD VIII MANAGEMENT, L.L.C.

                                By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                       George A. Pavlov, Attorney In Fact for
                                        Michael Levinthal, Member

                                MAYFIELD ASSOCIATES FUND III
                                A California Limited Partnership

                                By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                       George A. Pavlov, Attorney In Fact for
                                        Michael Levinthal, General Partner

                                YOGEN K. DALAL

                                By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                     George A. Pavlov, Attorney In Fact

                                F. GIBSON MYERS, JR.

                                By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                     George A. Pavlov, Attorney In Fact

                                KEVIN A. FONG

                                By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                     George A. Pavlov, Attorney In Fact

                              Page 16 of 22 pages.

                                WILLIAM D. UNGER

                                By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                     George A. Pavlov, Attorney In Fact


                                WENDELL G. VAN AUKEN

                                By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                     George A. Pavlov, Attorney In Fact

                                MICHAEL J. LEVINTHAL

                                By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                      George A. Pavlov, Attorney In Fact


                                A. GRANT HEIDRICH, III

                                By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                     George A. Pavlov, Attorney In Fact

                                RUSSELL C. HIRSCH

                                By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                     George A. Pavlov, Attorney In Fact

                                WENDE S. HUTTON

                                By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                     George A. Pavlov, Attorney In Fact


                              Page 17 of 22 pages.

                                    EXHIBIT 1


         STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY


         Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates the entity listed in Column II of EXHIBIT A hereto, or such other person or entity as is designated in writing by George
A. Pavlov (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to
Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of the entities listed in Column I of EXHIBIT A hereto and with respect to the securities of any other entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by such Reporting Person and by such Designated Entity (collectively, the "Companies").

         Each Reporting Person hereby further authorizes and designates GEORGE
A. PAVLOV (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in securities of the Companies.

         The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.

Date:  February 10, 1997         MAYFIELD VI INVESTMENT PARTNERS,
                                 a California Limited Partnership

                                 By:       Mayfield VI Management Partners,
                                           a California Limited Partnership,
                                           Its General Partner

                                 By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                      George A. Pavlov, Authorized Signatory



                              Page 18 of 22 pages.

Date:  February 10, 1997         MAYFIELD VI MANAGEMENT PARTNERS
                                 A California Limited Partnership

                                 By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                       George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD VII
                                 A California Limited Partnership

                                 By:       Mayfield VII Management Partners,
                                           a California Limited Partnership,
                                           Its General Partner

                                 By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                        George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD VII MANAGEMENT PARTNERS
                                 A California Limited Partnership

                                 By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                       George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD VIII,
                                 A California Limited Partnership

                                 By:       Mayfield VIII Management, L.L.C.,
                                           Its General Partner

                                 By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                        George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD VIII MANAGEMENT, L.L.C.
                                 A Delaware Limited Liability Company

                                 By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                       George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD ASSOCIATES FUND II
                                 A California Limited Partnership

                                 By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                        George A. Pavlov, Authorized Signatory

                              Page 19 of 22 pages.

Date:  February 10, 1997         MAYFIELD MEDICAL PARTNERS (1992)
                                 A California Partnership

                                 By:       Mayfield VII,
                                           a California Limited Partnership,
                                           Its General Partner

                                 By:       Mayfield VII Management Partners,
                                           a California Limited Partnership,
                                           Its General Partner

                                 By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                        George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD ASSOCIATES FUND
                                 A California Limited Partnership

                                 By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                      George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD MEDICAL PARTNERS
                                 A California Partnership

                                 By:       Mayfield VI Investment Partners,
                                           a California Limited Partnership,
                                           Its General Partner

                                 By:       Mayfield VI Management Partners,
                                           a California Limited Partnership,
                                           Its General Partner

                                 By:  /s/ George A. Pavlov
                                      ---------------------------------------
                                      George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         YOGEN K. DALAL

                                 By:  /s/ Yogen K. Dalal
                                      ---------------------------------------
                                        Yogen K. Dalal

Date:  February 10, 1997         F. GIBSON MYERS, JR.

                                 By:  /s/  F. Gibson Myers, Jr.
                                      ---------------------------------------
                                        F. Gibson Myers, Jr.

                              Page 20 of 22 pages.

Date:  February 10, 1997         KEVIN A. FONG

                                 By:  /s/  Kevin A. Fong
                                      ---------------------------------------
                                       Kevin A. Fong

Date:  February 10, 1997         WILLIAM D. UNGER

                                 By:  /s/ William D. Unger
                                      ---------------------------------------
                                       William D. Unger

Date:  February 10, 1997         WENDELL G. VAN AUKEN, III

                                 B:  /s/ Wendell G. Van Auken, III
                                      ---------------------------------------
                                       Wendell G. Van Auken, III

Date:  February 10, 1997         MICHAEL J. LEVINTHAL

                                 By:  /s/ Michael J. Levinthal
                                      ---------------------------------------
                                        Michael J. Levinthal


Date:  February 10, 1997         A. GRANT HEIDRICH, III

                                 By:  /s/ A. Grant Heidrich
                                      ---------------------------------------
                                       A. Grant Heidrich, III

 Date:  February 10, 1997        WENDE S. HUTTON

                                 By:  /s/ Wende S. Hutton
                                      ---------------------------------------
                                      Wende S. Hutton

 Date:  February 10, 1997        RUSSELL C. HIRSCH

                                 By:  /s/  Russell C. Hirsch
                                      ---------------------------------------
                                      Russell C. Hirsch

                              Page 21 of 22 pages.

                                    EXHIBIT 2

                                                                                        PERCENT OF CLASS
                                                                                          BENEFICIALLY
    NAME OF REPORTING PERSON                            NUMBER OF SHARES                     OWNED(1)
-----------------------------------                   ---------------------            --------------------

Mayfield VIII,
a California Limited Partnership                          2,020,822 (2)                        12.3%

Mayfield VIII Management, L.L.C.
                                                          2,127,180 (2)(3)                     12.9%

Mayfield Associates Fund III, a                             106,358 (3)                         0.6%
California Limited Partnership

Yogen K. Dalal                                            2,127,180 (4)                        12.9%

F. Gibson Myers                                           2,127,180 (4)                        12.9%

Kevin A. Fong                                             2,127,180 (4)                        12.9%

William D. Unger                                          2,127,180 (4)                        12.9%

Wendell G. Van Auken, III                                 2,127,180 (4)                        12.9%

Michael J. Levinthal                                      2,127,180 (4)                        12.9%

A. Grant Heidrich, III                                    2,127,180 (4)                        12.9%

Russell C. Hirsch                                         2,127,180 (4)                        12.9%

Wende S. Hutton                                           2,127,180 (4)                        12.9%

Total                                                     2,127,180                            12.9%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding after the initial public offering of Common Stock reported in the Fifth Amendment to the Issuer's Registration Statement on Form S-1 filed on 12/14/98.

(2) Represents shares held of record by Mayfield VIII, of which Mayfield VIII Management, L.L.C. is the sole General Partner.

(3) Represents shares held of record by Mayfield Associates Fund III, of which Mayfield VIII Management, L.L.C. is the sole General Partner.

(4) The individual Reporting Persons listed are Members of Mayfield VIII Management, L.L.C. which is the general partner of Mayfield VIII and Mayfield Associates Fund III. The individual Reporting Persons listed in column one may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VIII and Mayfield Associates Fund III but disclaim such beneficial ownership.





                              Page 22 of 22 pages.